RETURN OF PRINCIPAL GUARANTEED MINIMUM DEATH BENEFIT ENDORSEMENT

This Endorsement forms a part of the Contract to which it is attached and is effective as of the Issue Date of the Contract. In the case of a conflict with any provision in the Contract, the provisions of this Endorsement will control. The following hereby amends and supersedes the sections of the Contract entitled "Proceeds Payable On Death - Death Benefit Amount During The Accumulation Period".

                            PROCEEDS PAYABLE ON DEATH

DEATH BENEFIT AMOUNT DURING THE ACCUMULATION PERIOD: The death benefit payable will be the greater of 1 or 2, less any applicable Premium Tax and any applicable charges:

1. The Contract Value determined as of the end of the Valuation Period during which the Service Center receives both due proof of death and an election of the payment method; or

2.   The total Purchase Payments made, less any adjusted partial withdrawals.

In the first five Contract years, an adjusted partial withdrawal is the partial withdrawal (including any withdrawal charges) multiplied by the ratio of (a) to
(b), where:

(a). is the death benefit on the date of (but prior to) the partial withdrawal; and

(b). is the Contract Value on the date of (but prior to) the partial withdrawal.

After the first five Contract years, an adjusted partial withdrawal is described as set forth in the Contract Schedule.

If the Beneficiary is the spouse of the Contract Owner, he or she may elect to continue the Contract in his or her own name and exercise all the Contract Owner's rights under the Contract. In this event, the Contract Value for the Valuation Period during which this election is implemented will be adjusted to equal the death benefit.

Any part of the death benefit amount that has been invested in the Variable Account remains in the Variable Account until distribution begins. From the time the death benefit is determined until complete distribution is made, any amount in the Variable Account will be subject to investment risk, which is borne by the Beneficiary.

Signed for Allianz Life Insurance Company of North America by:


        /s/                                            /s/
        Vice President and Secretary                   President



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